EXHIBIT 21.1


                           SUBSIDIARIES OF THE COMPANY





Motient Holdings Inc.

Motient Communications Inc.

Motient Services Inc.

Motient License Inc.

MVH Holdings Inc.

Motient Ventures Holdings Inc.